Exhibit 99.1

US Oncology Holdings, Inc. Announces Issuance of $425 Million of Debt Securities

By: US Oncology Corporate Communications

Houston, March 13, 2007—US Oncology Holdings, Inc. (the “Company”) today announced that it has issued an aggregate $425 million principal amount of its senior unsecured floating rate toggle notes due 2012. The floating rate toggle notes are general unsecured obligations of the Company, and bear cash interest at a rate per annum, reset semi-annually, equal to six-month LIBOR plus the applicable spread. The applicable spread will be 4.50% from the issue date to March 14, 2009, 5.00% from March 15, 2009 to March 14, 2010, and 5.50% from March 15, 2010 and thereafter. The notes will mature on March 15, 2012. Subject to certain limitations, at the option of the Company, interest on the notes may be paid either entirely in cash, entirely by increasing the principal amount of the notes, or by paying 50% in cash and 50% by increasing the principal amount of the notes. PIK interest will accrue on the notes at a rate per annum equal to the cash interest rate plus 0.75%.

The net proceeds from the issuance of the unsecured floating rate toggle notes are being used to refinance the Company’s existing senior floating rate notes, including payment of a redemption premium on those notes, to pay a dividend to the Company’s stockholders, and to pay related fees and expenses. In connection with the issuance of the unsecured floating rate toggle notes, the Company amended its senior secured credit facility to, among other things, allow for the issuance of the notes and the use of net proceeds from the issuance described above.

The unsecured floating rate toggle notes were issued and sold in a private offering to institutional investors pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. Holdings offered the unsecured floating rate toggle notes in reliance upon exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that did not involve a public offering. The unsecured floating rate toggle notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.